                                                                   Exhibit(k)(3)

                                                                     RECEIVED

                                                                   FEB 08 1999

                                                                       BDB

                         ACCOUNTING SERVICES AGREEMENT
                         -----------------------------


        THIS AGREEMENT, dated as of the 16th day of February, 1994, is made by and between MORGAN FUNSHARES, INC., an Ohio corporation (the "Fund") and MUTUAL + SHAREHOLDER SERVICES CORPORATION ("MSSC"), an Ohio corporation.


                                WITNESSETH THAT:
                                ----------------

         WHEREAS, the Fund desires to appoint MSSC as its Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Fund as set forth in Section 2 of this Agreement (the "Accounts and Records") and to perform certain other functions in connection with such Accounts and Records; and

         WHEREAS, MSSC is willing to perform such functions upon the terms and conditions set forth below; and

         WHEREAS, the Fund will cause to be provided certain information to MSSC as set forth below.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

         Section 1. The Fund shall promptly turn over to MSSC such of the Accounts and Records previously maintained by or for it as are necessary for MSSC to perform its functions under this Agreement. The Fund authorizes MSSC to rely on such Accounts and Records turned over to it and hereby indemnifies and holds MSSC, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Accounts and Records or in the failure of the Fund to provide any portion of such or to provide any information needed by MSSC to knowledgeably perform its functions.

        Section 2. To the extent it receives the necessary information from the Fund or its agents by Written or Oral Instructions, MSSC shall maintain and keep current the following Accounts and Records relating to the business of the Fund, in such form as may be mutually agreed to between the Fund and MSSC:

        (a)     Cash Receipts Journal;

        (b)     Cash Disbursements Journal;

        (c)     Dividends Paid Record;

        (d)     Purchase and Sales Journals - Portfolio Securities;

        (e)     Subscription and Redemption Journals;

        (f)     Security Ledgers;

        (g)     Broker Ledger;

        (h)     General Ledger;

        (i)     Daily Expense Accruals;

        (j)     Daily Interest Accruals;

        (k) Securities and Monies Borrowed or Loaned and Collateral therefor;

        (l)     Daily Trial Balance; and

        (m)     Investment Income Journal;

Unless necessary information to perform the above functions and the calculation of the Fund's net asset value, as provided below, is furnished by Written or Oral Instructions to MSSC prior to 4:00 P.M. Eastern time (the close of trading on the New York Stock Exchange) on the last business day of each week, MSSC shall incur no liability, and the Fund shall indemnify and hold harmless MSSC from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by MSSC and used in such calculations and any subsequent information received from the Fund or any of its designated agents.

         Section 3. MSSC shall perform the ministerial calculations necessary to calculate the Fund's net asset value weekly, in accordance with the Fund's current prospectus, as amended from time to time and utilizing the information described in this Section. MSSC may, in its discretion, use an automated financial information service to obtain market quotations. In such event, portfolio items for which market quotations are available by MSSC's use of such service shall be based on the closing prices quoted on such service, except where the Fund has given or caused to be given specific Written or Oral Instructions to utilize a different value. All other portfolio securities shall be given such values as the Fund provides by Written or Oral Instructions, including all foreign securities, restricted securities and other securities requiring valuation not readily ascertainable solely by use of an automated financial information service. MSSC shall have no responsibility or liability for the accuracy of prices quoted by the automated financial information service; for the accuracy of the information supplied by the Fund; or for any loss, liability, damage or cost arising out of any inaccuracy of such data. MSSC shall have no responsibility or duty to include information or valuations to be provided by the Fund in any computation unless and until it is timely supplied to MSSC in usable form. Unless the necessary information to calculate the net asset value weekly is furnished by Written or Oral Instructions from the Fund, MSSC shall incur no liability, and the Fund shall indemnify and hold harmless MSSC from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by MSSC and used in such calculation and any subsequent information received from the Fund or any of its designated agents.

         Section 4. For all purposes under this Agreement, MSSC is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund or its agents on behalf of the Fund. In cases where the first Instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where MSSC receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund shall cause the Broker-Dealer to send a written confirmation to MSSC. MSSC shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Fund, provided, however, that in the event a Written or Oral Instruction received by MSSC is countermanded by a timely later Written or Oral Instruction received by MSSC prior to acting upon such countermanded Instruction, MSSC shall act upon such later Written or Oral Instruction. The sole obligation of MSSC with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or Broker-Dealer written confirmation shall be to make reasonable efforts to detect any discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and, to the extent such action requires MSSC to act, the Fund shall give MSSC specific Written Instruction as to the action required.

         Section 5. At the end of each month, the Fund shall cause its Custodian to forward to MSSC a monthly statement of cash and portfolio transactions, which will be reconciled with MSSC's Accounts and Records maintained for the Fund. MSSC will report any discrepancies to the Custodian, and report any unreconciled items to the Fund.

         Section 6. MSSC shall promptly supply daily and periodic reports of the Fund as requested by the Fund and agreed upon by MSSC.

         Section 7. The Fund shall and shall require each of its agents (including without limitation its Transfer Agent and its Custodian) to provide MSSC as of the close of each business day, or on such other schedule as the Fund determines is necessary, with Written or Oral Instructions (to be delivered to MSSC by 10:00 A.M. the next following business day) containing all data and information necessary for MSSC to maintain the Fund's Accounts and Records, and MSSC may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. The Fund is responsible to provide or cause to be provided to MSSC reports of Share purchases, redemptions and total Shares outstanding on the next business day after each net asset valuation.

         Section 8. The Accounts and Records, in the agreed upon format, maintained by MSSC shall be the property of the Fund, and shall be made available to the Fund promptly upon request and shall be maintained for the periods prescribed in Rule 31(a)-2 of the Investment Company Act of 1940, as amended. MSSC shall assist the Fund's independent auditors, or upon approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review of the Fund's Accounts and Records outside of routine and normal period reviews. Upon receipt from the Fund of the necessary information, MSSC shall supply the necessary data for the Fund for accountant's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and MSSC shall agree upon from time to time.

         Section 9. MSSC and the Fund may from time to time adopt such procedures as they agree upon in writing, and MSSC may conclusively assume that any procedure approved by the Fund or directed by the Fund, does not conflict with or violate any requirements of its Prospectus, Articles of Incorporation, Code of Regulations, or any rule or regulation of any regulatory body or governmental agency. The Fund shall be responsible for notifying MSSC of any changes in regulations or rules which might necessitate changes in MSSC's procedures, and for working out with MSSC such changes.

         Section 10. MSSC, in performing under the terms and conditions of this Agreement, shall incur no liability for its status hereunder or for any actions taken or omitted in good faith reliance upon any authorized Written or Oral Instruction, any certified copy of any resolution of the Board of Trustees of the Fund or any other document reasonably believed by MSSC to be genuine and to have been executed or signed by the proper person or persons, and the Fund hereby agrees to indemnify and hold MSSC harmless from any and all loss, liability and expense, including any legal expenses, arising out of MSSC's performance, or status, or any act or omission of MSSC, under this Agreement. Without limitation of the foregoing:

                  (a) MSSC may rely upon the advice of the Fund or of counsel, who may be counsel for the Fund and/or counsel for MSSC, and upon statements of accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted, and, for any actions taken in good faith upon such statements, MSSC shall not be liable to anyone.

                  (b) MSSC may act upon any Oral Instruction which it receives and which it believes in good faith was transmitted by the person or persons authorized by the Board of Trustees of the Fund to give such Oral Instruction. MSSC shall have no duty or obligation to make any inquiry or effort of certification of such Oral Instruction.

                  (c) MSSC shall not be liable for any action taken in good faith reliance upon any Written Instruction or certified copy of any resolution of the Board of Trustees of the Fund, and MSSC may rely upon the genuineness of any such document or copy thereof believed in good faith by MSSC to have been validly executed.

                  (d) MSSC may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the Fund or other proper party or parties.

        Section 11. All financial data provided to, processed by, and reported by MSSC under this Agreement shall be stated in United States dollars or currency. MSSC shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or equation computations relating to the affairs of the Fund.

        Section 12. MSSC's compensation shall be as set forth on Schedule A hereto attached, or as shall be set forth in amendments to such Schedule approved in writing by the Fund and MSSC.

        Section 13. Nothing contained in this Agreement is intended to or shall require MSSC, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which the New York Stock Exchange is open.

        Section 14. This Agreement may be executed in two or more counterparts, each of which, when so executed shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.


        Section 15. The following terms shall have the following meanings for purposes of this Agreement:

              ORAL INSTRUCTIONS: The term Oral Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to MSSC in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons believed in good faith by MSSC to be a person or persons authorized by a resolution of the Board of Directors of the Fund to give Oral Instructions on behalf of the Fund.

              WRITTEN INSTRUCTIONS: The term Written Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to MSSC in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature, believed in good faith by MSSC to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to given Written Instructions on behalf of the Fund.

        Section 16. The Fund or MSSC may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice not less than sixty (60) days after the giving of the notice. Upon the effective termination date, subject to payment to MSSC by the Fund of all amounts due to MSSC as of said date, MSSC shall make available to the Fund or its designated record keeping successor, all of the records of the Fund maintained under this Agreement then in MSSC's possession.

        Section 17. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

        If to the Fund:              Morgan FunShares, Inc.
                                     28601 Chagrin Boulevard
                                     Cleveland, OH 44122
                                     Attn: Robert F. Pincus, Vice President

        If to MSSC:                  Mutual + Shareholder Services Corporation
                                     28601 Chagrin Boulevard
                                     Cleveland, OH 44122
                                     Attn: Richard A. Barone

        Section 18. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of MSSC, or by MSSC without the written consent of the Fund, authorized or approved by a resolution of its Board of Directors.

        Section 19. This Agreement may be amended from time to time by supplemental agreement executed by the Fund and MSSC.

        Section 20. This Agreement shall be governed by the laws of the State of Ohio.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.

                                      MORGAN FUNSHARES, INC.


                                      By:   /s/  Robert F. Pincus
                                            ------------------------------------
                                            Robert F. Pincus, Vice President




                                      MUTUAL + SHAREHOLDER SERVICES
                                      CORPORATION


                                      By:   /s/ Richard A. Barone
                                            ------------------------------------
                                            Richard A. Barone

                                  EXHIBIT "A"

                       MUTUAL + SHAREHOLDER SERVICES CORP

                            PROCESSING FEE SCHEDULE

--------------------------------------------------------------------------------
  Account       Annual      Effective       Annual       Monthly
   Value         Fee          Rate           Fee           Fee
                 Rate
--------------------------------------------------------------------------------
$1,000,000      0.250%       0.250%         2,500          208
 1,250,000      0.250%       0.250%         3,125          260
 1,500,000      0.250%       0.250%         3,750          313
 1,750,000      0.250%       0.250%         4,375          365
 2,000,000      0.250%       0.250%         5,000          417
 2,250,000      0.250%       0.250%         5,625          469
 2,500,000      0.250%       0.250%         6,250          521
 2,750,000      0.200%       0.245%         6,750          583
 3,000,000      0.200%       0.242%         7,250          604
 3,250,000      0.200%       0.238%         7,750          648
 3,500,000      0.200%       0.236%         8,250          688
 3,750,000      0.200%       0.233%         8,750          729
 4,000,000      0.200%       0.231%         9,250          771
 4,250,000      0.200%       0.229%         9,750          813
 4,500,000      0.200%       0.228%        10,250          854
 4,750,000      0.200%       0.226%        10,750          896
 5,000,000      0.200%       0.225%        11,250          938
 5,250,000      0.150%       0.221%        11,625          969
 5,500,000      0.150%       0.218%        12,000        1,000
 5,750,000      0.150%       0.215%        12,375        1,031
 6,000,000      0.150%       0.213%        12,750        1,063
 6,250,000      0.150%       0.210%        13,125        1,094
 6,500,000      0.150%       0.208%        13,500        1,125
 6,750,000      0.150%       0.206%        13,875        1,156
 7,000,000      0.150%       0.204%        14,250        1,188
 7,250,000      0.150%       0.202%        14,625        1,219
 7,500,000      0.150%       0.200%        15,000        1,250
 7,750,000      0.100%       0.197%        15,250        1,271
 8,000,000      0.100%       0.194%        15,500        1,292
 8,250,000      0.100%       0.191%        15,750        1,313
 8,500,000      0.100%       0.188%        16,000        1,333
 8,750,000      0.100%       0.186%        16,250        1,354
 9,000,000      0.100%       0.183%        16,500        1,375
*9,250,000      0.100%       0.181%        16,750        1,396
 9,500,000      0,100%       0.179%        17,000        1,417
 9,750,000      0.100%       0.177%        17,250        1,438
10,000,000      0.100%       0.175%        17,500        1,458
10,250,000      0.100%       0.173%        17,750        1,479
10,500,000      0.100%       0.171%        18,000        1,500
10,750,000      0.100%       0.170%        18,250        1,521
11,000,000      0.100%       0.168%        18,500        1,542

--------------------------------------------------------------------------------
  Account       Annual      Effective       Annual       Monthly
   Value         Fee          Rate           Fee           Fee
                 Rate
--------------------------------------------------------------------------------
$11,250,000     0.100%       0.167%        18,750        1,583
 11,500,000     0.100%       0.165%        19,000        1,583
 11,750,000     0.100%       0.164%        19,250        1,604
 12,000,000     0.100%       0.163%        19,500        1,625
 12,250,000     0.100%       0.161%        19,750        1,646
 12,500,000     0.100%       0.160%        20,000        1,667
 12,750,000     0.100%       0.159%        20,250        1,688
 13,000,000     0.100%       0.158%        20,500        1,708
 13,250,000     0.100%       0.157%        20,750        1,729
 13,500,000     0.100%       0.158%        21,000        1,750
 13,750,000     0.100%       0.156%        21,250        1,771
 14,000,000     0.100%       0.154%        21,500        1,792
 14,250,000     0.100%       0.153%        21,750        1,813
 14,500,000     0.100%       0.152%        22,000        1,833
 14,750,000     0.100%       0.151%        22,250        1,854
 15,000,000     0.100%       0.150%        22,500        1,875
 15,250,000     0.100%       0.149%        22,750        1,896
 15,500,000     0.100%       0.148%        23,000        1,917
 15,750,000     0,100%       0.148%        23,250        1,938
 16,000,000     0,100%       0.147%        23,500        1,958
 16,250,000     0.100%       0.146%        23,750        1,979
 16,500,000     0.100%       0.145%        24,000        2,000
 16,750,000     0.100%       0.145%        24,250        2,021
 17,000,000     0.100%       0.144%        24,500        2,042
 17,250,000     0.100%       0.143%        24,750        2,063
 17,500,000     0,100%       0.143%        25,000        2,083
 17,750,000     0.100%       0.142%        25,250        2,104
 18,000,000     0.100%       0.142%        25,500        2,125
 18,250,000     0.100%       0.141%        25,750        2,146
 18,500,000     0.100%       0.141%        26,000        2,167
 18,750,000     0.100%       0.140%        26,250        2,188
 19,000,000     0.100%       0.139%        26,500        2,208
 19,250,000     0.100%       0.139%        26,750        2,229
 19,500,000     0.100%       0.138%        27,000        2,250
 19,750,000     0.100%       0.138%        27,250        2,271
 20,000,000     0.100%       0.138%        27,500        2,292